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PRESS RE                                             FOR IMMEDIATE RELEASE
                                                     Contact:  John G. Robinson
                                                     Telephone: (724) 684-6800

                         FEDFIRST FINANCIAL CORPORATION
                         ANNOUNCES THIRD QUARTER RESULTS


      MONESSEN, PA-- October 31, 2007- FedFirst Financial Corporation (NASDAQ
Capital: FFCO; the "Company"), the parent company of First Federal Savings Bank, today announced a net loss of $347,000 for the quarter ended September 30, 2007 compared to net income of $55,000 for the quarter ended September 30, 2006. Basic and diluted earnings per share were $(0.05) for the quarter ended September 30, 2007 compared to $0.01 for the quarter ended September 30, 2006. During the current quarter, the Company recorded a provision for loan losses of $395,000 as a result of loan growth, increased delinquencies, and a charge-off of $310,000 related to two multi-family loans in our purchased secondary market mortgage portfolio.

      Year-to-date, the Company reported a net loss of $1.4 million compared to net income of $443,000 for the same period in the prior year. Basic and diluted earning per share were $(0.21) for the nine months ended September 30, 2007 compared to $0.07 for the same period in the prior year. Year-to-date results for 2007 include the effects of the previously disclosed restructuring of the investment portfolio in April as well as the multi-family charge-off mentioned above. Mr. Robinson, President and Chief Executive Officer of the Company, stated, "We continue to be confident that the significant investments we have made in people, products, new branches in markets we know, and innovation will lead to reliable, consistent and sustainable profitability in the future."

THIRD QUARTER RESULTS
---------------------

      Net interest income for the quarter ended September 30, 2007 increased $136,000 to $1.6 million compared to the quarter ended September 30, 2006. Interest rate spread and net interest margin were 1.90% and 2.50% for the quarter ended September 30, 2007 compared to 1.83% and 2.36% for the quarter ended September 30, 2006, respectively. Despite higher market interest rates putting upward pressure on deposits and borrowing costs, the Company is realizing the benefits of the securities restructuring through improved interest rate spread and net interest margin.

      The provision for loan losses increased $366,000 to $395,000 for the quarter ended September 30, 2007. Net charge-offs were $318,000 for the three months ended September 30, 2007 compared to $13,000 for the three months ended September 30, 2006. Included in the current period is a $310,000 charge-off as a result of the Company taking possession of two multi-family loans in our purchased secondary market portfolio. Also contributing to the larger provision was growth in the loan portfolio, predominantly in commercial and home equity loans, and an increase in delinquencies in the mortgage portfolio. After charge-off of the multi-family loans, the remaining value of the properties of $641,000 was transferred into real estate owned. The Company will continue to monitor and assess the value of these properties.

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      Noninterest income increased $72,000 to $575,000 for the quarter ended
September 30, 2007 compared to $503,000 for the quarter ended September 30, 2006. The increase was the result of income generated from insurance commissions.

      Noninterest expense increased $439,000 to $2.3 million for the quarter ended September 30, 2007 compared to $1.9 million for the quarter ended September 30, 2006. The increase is primarily related to compensation and benefits. In the current period, the Company recognized expense related to a severance agreement with a former employee. In addition, the Company has hired key personnel to complement existing staff and strengthen our retail operations sales force in connection with the opening of the Washington office in June 2007.

YEAR TO DATE RESULTS
--------------------

      Net interest income for the nine months ended September 30, 2007 increased $164,000 to $4.8 million. Net interest spread and net interest margin were 1.86% and 2.43%, respectively for the nine months ended September 30, 2007 compared to 1.92% and 2.42%, respectively for the nine months ended September 30, 2006. The Company is realizing the benefits of the securities restructuring that occurred in April, which has significantly improved the yield on the securities portfolio. However, higher market interest rates on borrowings and promotional specials on short-term certificates of deposits and money market accounts for the nine months ended have compressed interest rate spread.

      The provision for loan losses increased $401,000 to $470,000 for the nine months ended September 30, 2007. The increase in the provision during the most recent quarter, as discussed above, accounted for the majority of the change.

      Noninterest income decreased $1.3 million to $441,000 for the nine months ended September 30, 2007 compared to $1.7 million for the same period in 2006. The decrease was attributable to a $1.4 million loss recorded as a result of the securities restructuring which was completed in April 2007. The Company sold $40.8 million of securities at an average yield of 4.08% and from the proceeds purchased $30.8 million of securities yielding 5.44%. The remaining $10.0 million was utilized to pay maturing short-term Federal Home Loan Bank borrowings.

      Noninterest expense increased $1.1 million to $6.7 million for the nine months ended September 30, 2007 compared to $5.6 million for the same period in 2006. The increase is primarily related to compensation and benefits. In the current period, the Company incurred an expense related to a severance agreement with a former employee. In addition, the Company has hired key personnel to complement existing staff and strengthen our retail operations sales force in connection with the openings of the Peters Township office in July 2006 and Washington office in June 2007.

      Total assets were $291.3 million at September 30, 2007 compared to $283.5 million at December 31, 2006. The increase in total assets was primarily attributable to loan growth in commercial real estate, commercial business and

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home equity loans funded from securities and deposits cash flows, which was offset by the securities restructuring and deleveraging.

      FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.


                                         * * * * *
      Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-KSB and in its other reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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                         FEDFIRST FINANCIAL CORPORATION
                         SELECTED FINANCIAL INFORMATION



(In thousands, except share and per share data)         SEPTEMBER 30,      DECEMBER 31,
                                                            2007              2006
SELECTED FINANCIAL CONDITION DATA:                      -------------     -------------
----------------------------------
Total assets                                             $ 291,317         $ 283,517
Cash and cash equivalents                                    5,021             4,499
Securities available-for-sale                               77,406            83,045
Loans receivable, net                                      186,850           174,718
Deposits                                                   154,564           143,495
Borrowings                                                  87,606            89,323
Equity                                                   $  44,772         $  46,346




                                                           THREE MONTHS ENDED             NINE MONTHS ENDED
                                                              SEPTEMBER 30,                  SEPTEMBER 30,
                                                          2007            2006           2007            2006
                                                       -----------    ----------      -----------     ----------
SELECTED OPERATIONS DATA:
-------------------------
Total interest income                                $    3,825       $    3,438     $   11,171       $   10,160
Total interest expense                                    2,176            1,925          6,358            5,511
                                                       -----------    ----------      -----------     ----------
Net interest income                                       1,649            1,513          4,813            4,649
Provision for loan losses                                   395               29            470               69
                                                       -----------    ----------      -----------     ----------
Net interest income after provision for loan losses       1,254            1,484          4,343            4,580
Noninterest income                                          575              503            441            1,770
Noninterest expense                                       2,326            1,887          6,745            5,627
Minority interest in net income of consolidated
  subsidiary                                                 15               10             53               47
                                                       -----------    ----------      -----------     ----------
(Loss) income before income tax (benefit) expense          (512)              90         (2,014)             676
Income tax (benefit) expense                               (165)              35           (640)             233
                                                       -----------    ----------      -----------     ----------
Net (loss) income                                    $     (347)      $       55     $   (1,374)      $      443

                                                       ===========    ==========      ===========     ==========
Earnings per share - basic and diluted               $    (0.05)      $     0.01     $    (0.21)      $     0.07
Weighted average shares outstanding - basic           6,438,228        6,381,371      6,442,220        6,377,051
Weighted average shares outstanding - diluted         6,438,228        6,430,545      6,442,220        6,424,826





                                                           THREE MONTHS ENDED             NINE MONTHS ENDED
                                                              SEPTEMBER 30,                  SEPTEMBER 30,
                                                          2007            2006           2007            2006
                                                       -----------    ----------      -----------     ----------
SELECTED FINANCIAL RATIOS:
-------------------------
Return on average assets                                (0.49)%          0.08 %         (0.65)%          0.22 %
Return on average equity                                (3.07)           0.48           (4.00)           1.28
Average interest-earning assets to average
  interest-bearning liabilities                        118.00          117.80          117.89          117.41
Average equity to average assets                        16.03           16.81           16.30           16.93
Interest rate spread                                     1.90            1.83            1.86            1.92
Net interest margin                                      2.50 %          2.36 %          2.43 %          2.42 %




                                                                     Period Ended
                                                            September 30,   December 31,
                                                                2007            2006
                                                            -------------   ------------
Allowance for loan losses to total loans                       0.54 %           0.49 %
Allowance for loan losses to nonperforming loans              91.63           112.91
Nonperforming loans to total loans                             0.59 %           0.43 %


(1)  THREE AND NINE MONTHS ENDED RATIOS ARE CALCULATED ON AN ANNUALIZED BASIS.

NOTE:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.